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                                                                    Exhibit 99.1


        RIVER ROCK ENTERTAINMENT AUTHORITY ANNOUNCES DEPARTURE OF CHIEF
                               EXECUTIVE OFFICER

         Geyserville, CA. November 14, 2005 - The River Rock Entertainment Authority (the "Authority"), the operator of the River Rock Casino in Sonoma County, California, today announced that Douglas Searle has resigned as Chief Executive Officer effective November 7, 2005. The Authority will begin a search for his replacement immediately.

         Harvey Hopkins, Chairman of the Tribe of the Dry Creek Rancheria Band of Pomo Indians and Chairman of the Board of the Authority, commented, "Doug has been instrumental in the development and expansion of the River Rock Casino. We appreciate his many contributions and wish him well in his future endeavors."

RIVER ROCK ENTERTAINMENT AUTHORITY

         We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the "Tribe"), a federally recognized self-governing Indian tribe. The Tribe has 768 enrolled members and approximately 75-acre reservation in Sonoma County, California. We own and operate the River Rock Casino, a 68,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco. River Rock Casino features 35,500 square feet of gaming space containing 1,600 slot and video poker machines, as well as two full-service restaurants.

FORWARD-LOOKING STATEMENTS

         This release contains certain "forward-looking statements" within the meaning of the Unites States Private Securities Litigation Reform Act of 1995. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate will occur and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this press release will happen as described (or that they will happen at all). You should read this press release completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future.


Contact:
Don Duffy
Integrated Corporate Relations
203-682-8200